                   As filed with the SEC on October 13, 1999
                           Registration No. 333-83851

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------
                                AMENDMENT NO. 2
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                       GREENVILLE FIRST BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

        South Carolina                           6021                       58-2459561
 ---------------------------              ------------------                ----------
(State or other Jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)        Classification Code Number)       Identification No.)

                               1805 Laurens Road
                        Greenville, South Carolina 29607
                                 (864) 241-7806
     (Address and Telephone Number of Intended Principal Place of Business)

                          ----------------------------
                             R. Arthur Seaver, Jr.
                            Chief Executive Officer
                               1805 Laurens Road
                        Greenville, South Carolina 29607
                                 (864) 241-7806
           (Name, Address, and Telephone Number of Agent For Service)

                          ----------------------------
               Copies of all communications, including copies of
                      all communications sent to agent for
                          service, should be sent to:

           Neil E. Grayson, Esq.                                   Boyd C. Campbell, Jr., Esq.
        C. Russell Pickering, Esq.                             Smith Helms Mulliss & Moore, L.L.P.
           J. Brennan Ryan, Esq.                                      201 North Tryon Street
Nelson Mullins Riley & Scarborough, L.L.P.                                   30th Floor
  999 Peachtree Street, N.E., Suite 1400                         Charlotte, North Carolina 28202
          Atlanta, Georgia 30309                                          (704) 343-2000
              (404) 817-6000                                           (704) 334-8467 (Fax)
           (404) 817-6225 (Fax)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        --------------------------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

                                                             PROPOSED
                                                              MAXIMUM        PROPOSED MAXIMUM      AMOUNT OF
            TITLE OF EACH CLASS OF        AMOUNT TO BE    OFFERING PRICE    OFFERING AGGREGATE    REGISTRATION
         SECURITIES TO BE REGISTERED       REGISTERED        PER SHARE            PRICE               FEE
       ----------------------------------------------------------------------------------------------------------
       Common Stock, $.01 par value....     1,380,000         $10.00           $13,800,000          $3,836*

* Previously paid
-------------------------------------------------------------------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                    PART II


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24.  Indemnification of Directors and Officers

         Greenville First Bancshares' articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to Greenville First Bancshares or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of Greenville First Bancshares; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (The "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of Greenville First Bancshares shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of Greenville First Bancshares or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         Greenville First Bancshares' bylaws contain certain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 of the Corporation Act would require Greenville First Bancshares to indemnify those persons against expenses (including attorney's fees) actually and reasonably incurred in connection with that action or proceeding. The Corporation Act expressly allows Greenville First Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons in the articles of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

         The board of directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

         We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 25.  Other Expenses of Issuance and Distribution.

         Estimated expenses (other than underwriting commissions) of the sale of the shares of common stock are as follows:

                  Registration Fee                                       $    3,836
                  NASD Filing Fee                                             1,880
                  Printing and Engraving                                     25,000
                  Legal Fees and Expenses                                    40,000
                  Accounting Fees                                             5,000
                  Blue Sky Fees and Expenses                                 15,000
                  Miscellaneous Disbursements                                15,284
                                                                         ----------

                  TOTAL                                                  $  106,000
                                                                         ==========

Item 26.  Recent Sales of Unregistered Securities.

         From inception, Greenville First Bancshares has issued a total of 10 shares of its common stock to one of its organizers. The price per share was $10.00 for a total purchase price of $100.00. There were no underwriting discounts or commissions paid with respect to these transactions. These shares will be redeemed at $10.00 per share after the offering. All sales were exempt under Section 4(2) of the Securities Act of 1933.


Item 27.  Exhibits.

 1.      Form of Underwriting Agreement between Greenville First Bancshares and
         Wachovia Securities*

 3.1.    Articles of Incorporation, as amended*

 3.2.    Bylaws*

 4.1.    See Exhibits 3.1 and 3.2 for provisions in Greenville First
         Bancshares's Articles of Incorporation and Bylaws defining the rights of holders of the common stock*

 4.2.    Form of certificate of common stock*

 5.1.    Opinion Regarding Legality*

10.1.    Employment Agreement dated July 27, 1999 between Greenville First
         Bancshares and Art Seaver*

10.2.    Form of Lease Agreement between Greenville First Bank and Halton
         Properties, LLC, formerly Cothran Properties, LLC

10.3     Data Processing Services Agreement dated June 28, 1999 between
         Greenville First Bancshares and the Intercept Group*

10.4     Form of Stock Warrant Agreement*

10.5     Promissory Note dated February 22, 1999 from Greenville First
         Bancshares, Inc. in favor of John J. Meindl, Jr.*

23.1.    Consent of Independent Public Accountants*

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)*

24.1. Power of Attorney (filed as part of the signature page to the Registration Statement)*

27.1.    Financial Data Schedule (for electronic filing purposes)*


* Previously filed

Item 28. Undertakings.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Greenville First Bancshares pursuant to the provisions described in Item 24 above, or otherwise, Greenville First Bancshares has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         If a claim for indemnification against such liabilities (other than the payment by Greenville First Bancshares of expenses incurred or paid by a director, officer or controlling person of Greenville First Bancshares in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Greenville First Bancshares will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, State of South Carolina, on October 12, 1999.


                                           GREENVILLE FIRST BANCSHARES, INC.


                                           By:  /s/ R. Arthur Seaver,  Jr.
                                                ----------------------------
                                                R. Arthur Seaver, Jr.
                                                Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Arthur Seaver, Jr. and he is the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.


Signature                                            Title                              Date
---------                                            -----                              ----


*
------------------------------------
Andrew B. Cajka                                      Director                           October 12, 1999


*
------------------------------------
Mark A. Cothran                                      Director                           October 12, 1999


*
------------------------------------
Leighton M. Cubbage                                  Director                           October 12, 1999


*
------------------------------------
Tecumseh Hooper, Jr.                                 Director                           October 12, 1999


*
------------------------------------
Rudolph G. Johnstone, III, M.D.                      Director                           October 12, 1999


*
------------------------------------
Keith J. Marrero                                     Director                           October 12, 1999



*
------------------------------------
James B. Orders, III                                 Director, Chairman                 October 12, 1999


*
------------------------------------
William B. Sturgis                                   Director                           October 12, 1999


/s/ R. Arthur Seaver,  Jr.
------------------------------------
R. Arthur Seaver, Jr.                                Director, Chief Executive          October 12, 1999
                                                     Officer and President
                                                     (principal executive officer)
                                                     (principal financial
                                                     and accounting officer)
*
------------------------------------
Fred Gilmer, Jr.                                     Director, Senior Vice President    October 12, 1999



/s/ R. Arthur Seaver,  Jr.
------------------------------------
* As Attorney-in Fact

                                 EXHIBIT INDEX


EXHIBIT           DESCRIPTION
-------           -----------

 1.      Form of Underwriting Agreement between Greenville First Bancshares and
         Wachovia Securities*

 3.1.    Articles of Incorporation, as amended*

 3.2.    Bylaws*

 4.1.    See Exhibits 3.1 and 3.2 for provisions in Greenville First
         Bancshares's Articles of Incorporation and Bylaws defining the rights of holders of the common stock*

 4.2.    Form of certificate of common stock*

 5.1.    Opinion Regarding Legality*

10.1.    Employment Agreement dated July 27, 1999 between Greenville First
         Bancshares and Art Seaver*

10.2.    Form of Lease Agreement between Greenville First Bank and Halton
         Properties, LLC, formerly Cothran Properties, LLC

10.3     Data Processing Services Agreement dated June 28, 1999 between
         Greenville First Bancshares and the Intercept Group*

10.4     Form of Stock Warrant Agreement*

10.5     Promissory Note dated February 22, 1999 from Greenville First
         Bancshares, Inc. in favor of John J. Meindl, Jr.*

23.1.    Consent of Independent Public Accountants*

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)*

24.1. Power of Attorney (filed as part of the signature page to the Registration Statement)*

27.1     Financial Data Schedule (for electronic filing purposes)*

*        Previously filed